UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  August 11, 2011

EAGLE FORD OIL AND GAS CORP.
(Exact Name of Registrant as Specified in its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

000-51656	75-2990007
(Commission file number)	(I.R.S. Employer Identification No.)

2951 Marina Bay Drive Suite 130-369 League City, Texas	77573
(Address of Principal Executive Offices)	(Zip Code)

281.383.9648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
        CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
       CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 5, 2011, Eagle Ford Oil & Gas (ECCE.OB), a Nevada corporation, entered into an agreement to purchase 1.5% Working Interest in the Bayou Choctaw Project located in Iberville Parish, Louisiana from GFX Energy, Inc. (GFX), mailing address of 1811 Bering Drive, Suite 400, Houston, Texas 77057. The total purchase price to be paid to GFX for the 1.5% Working Interest by ECCE.OB shall be One Hundred Thousand Dollars ($100,000.00) plus seventy-five percent (75%) of all costs paid and incurred by GFX pursuant to the Participation Agreement and the Joint Operating Agreement prior to the Effective Date of July 1, 2011 except the Prospect Origination and Development Budget.

The Bayou Choctaw Project (“Bayou Choctaw”) involves working interests in approximately 1,500 acres of leases in the Bayou Choctaw Field (“Bayou Choctaw”), located 13 miles southwest of Baton Rouge, Louisiana in West Baton Rouge and Iberville Parishes, Louisiana. The field is a salt dome structure that has radial trapping faults.  The field was discovered by Exxon in 1931 and, to date, a total of 373 wells have produced over 30 million barrels of oil and 30 Bcf of natural gas. The majority of oil production was from sands that range in depth from 2,000 to 9,000 ft. and are located near the flanks of the dome. The age of these sands is Miocene to Oligocene.  The majority of production to date has come from the Cib Haz formation.

Bayou Choctaw is believed to be an example of the additional development opportunities remaining in a number of salt dome structures onshore Louisiana. The vast majority of the drilling in the Bayou Choctaw Field and surrounding domes occurred during the time period from the 1930s through the 1980s. The prevalent seismic data gathering technologies during this time frame was single fold data acquisition which upgraded to multifold data acquisition in the 1970s. 3D seismic data shoots did not become prevalent onshore Gulf Coast until the mid-1990s with transition zone shoots in Louisiana beginning in the last half of the 1990s. Re-processing of high-quality 3D seismic data with the latest generation of algorithms and the following geophysical analysis of the reprocessed seismic data and correlation to other available geological and analogous well production has resulted in an improved sub-surface view of the configuration and size of the salt formation.

On the basis of extensive geological, geophysical and engineering evaluations of these leases, including review of reprocessed 3-D seismic data, an initial six (6) well bores of currently shut-in oil wells, suitable for immediate work-over and re-completion operations, were identified for work-over / re-completion operations with an additional 18 shut-in wells identified for further engineering potential work-over / re-completion operations.  To date, the initial six (6) wells have been reworked / re-completed with production restored on four (4) wells with two (2) wells in the final stage of work-over and testing procedures.   Another well has been converted to a salt water disposal well to optimize field operating cost efficiencies.  Ongoing engineering and geological / geophysical study is underway to prioritize additional well work-overs in the field.

In addition, the Bayou Choctaw development program provides for the drilling of four (4) wells to approximately 9,500 feet, with the primary objective of completion in the Upper Bol Mex geological formation and secondary objectives of the Lower Bol Mex, Marg Tex, C-29 and Cib Haz formations.   One (1) well has been drilled, logged and is awaiting completion in the Cib Haz formation for initial production operations.  A second well was begun as a side-track from an existing well bore with operations currently suspended pending additional engineering assessment of further drilling expected to be carried out by year end, 2011. A third well was spud August 3, 2011 with formation objectives of the Cib Haz, Upper Bol Mex and Lower Bol Mex. Drilling operations are currently on schedule. The fourth well is expected to be drilled during the fourth calendar quarter, 2011.  Up to three (3) additional wells may be drilled in the future in order to produce concurrently from multiple zones and accelerate cash flow.

SECTION 2 – FINANCIAL INFORMATION

ITEM 2.01 COMPLETION OF ACQUISITION OF ASSETS

On August 5, 2011, the ECCE.OB completed the acquisition of 1.5% Working Interest in the Bayou Choctaw Project located in Iberville Parish, Louisiana from GFX.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01  OTHE EVENTS
10.1	Purchase Agreement dated August 5, 2011 (Effective Date July 1, 2011), between Eagle Ford Oil and Gas Corp. and GFX Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EAGLE FORD OIL AND GAS CORP

Date: August 11, 2011	By:/s//Paul Williams
Paul Williams, CEO